                                                                                        EXHIBIT 10.2

                                                      Execution Copy

PLACEMENT AGENT AGREEMENT

This Placement Agent Agreement, dated as of April 30, 2008 (the “Agreement”), among BROADPOINT CAPITAL, INC. (f/k/a FIRST ALBANY CAPITAL INC.) (“Broadpoint”), a New York corporation, and FA TECHNOLOGY HOLDING, LLC, a Delaware limited liability company (“Fund Sponsor”).

WHEREAS, Fund Sponsor expects to begin fundraising for a new venture capital fund, FA Technology Ventures III, L.P. (the “Fund”) and to offer, sell and issue limited partner interests in the Fund (“Interests”), as described in the Fund’s Confidential Private Placement Memorandum dated October, 2007 (the “Memorandum”), and to sell Interests to eligible persons as described in the  Memorandum and the Fund’s subscription documents;

WHEREAS, this Agreement is being entered into pursuant to Section 4 of the Transition Agreement dated as of April 30, 2008 among Broadpoint Securities Group, Inc., Fund Sponsor, FA Technology Ventures Corporation and certain other parties;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the value of which is hereby acknowledged, the parties hereto agree as follows:

1.  Appointment of Placement Agent.

(a)  The Fund Sponsor hereby appoints Broadpoint as the Fund’s non-exclusive placement agent to privately solicit offers for the purchase of Interests from persons with which Broadpoint and/or its affiliates have pre-existing relationships.

(b)  Prior to soliciting such offers, Broadpoint will present the Fund Sponsor with a list of the target investors to be solicited (the “Target List”), which Target List shall be subject to the approval of the Fund Sponsor.  Any investor on the Target List approved by the Fund Sponsor shall be referred to herein as a Target Investor.

(c)  Notwithstanding any provision to the contrary herein, the General Partner of the Fund may, at its sole discretion, reject any subscription for Interests in whole or in part at any time prior to acceptance.

(d)  With respect to the solicitation of offers from Target Investors to purchase Interests, the Fund Sponsor and Broadpoint agree as follows:

(i)  It being acknowledged that Broadpoint has already approved the form of base offering memorandum that the Fund Sponsor proposes to use in soliciting offers to invest in the Fund, the Fund Sponsor and Broadpoint shall each have the right to approve in advance any changes to such base offering memorandum to be distributed to Target Investors, as well as any form of supplemental offering memorandum or other offering materials distributed to the Target Investors; provided, however, that any such changes, supplements or other materials shall be deemed to be approved by Broadpoint unless Broadpoint objects within 10 days of delivery of such materials and, provided, further, that due diligence material provided to Target Investors, are not subject to prior approval by Broadpoint;

(ii)  Broadpoint and the Fund Sponsor acknowledge and agree that the Interests have not been and will not be registered under the 1933 Act.  Neither the Fund Sponsor nor Broadpoint, nor their affiliates nor any person acting on behalf of the Fund Sponsor or Broadpoint or their affiliates has offered or sold, or will offer or sell, any Interests, by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising; and

(iii)  Broadpoint and the Fund Sponsor acknowledge that no action has been or will be taken that would permit a public offering of the Interests in any jurisdiction in which action for that purpose is required.  Broadpoint and the Fund Sponsor agree that they will comply with all applicable laws and regulations, make or obtain all necessary filings, consents and approvals, and take such other actions as may be required to permit offers and sales of the Interests in each jurisdiction in which they offer any Interests or distribute the Memorandum or any other sales literature relating to the Interests, in each case at the Fund’s expense.

(e)  Broadpoint acknowledges that it is not authorized to give any information or to make any representation relating to the Fund or the Interests, other than those contained in the Memorandum and any sales literature provided by the Fund Sponsor.

(f)  Applications of Target Investors to subscribe for Interests shall be made in writing (by letter or facsimile) to the Fund by completing a subscription document or form, the original of which shall be delivered to the Fund, or in such other manner as may be prescribed by the Fund Sponsor from time to time.

(g)  The amount of effort to be expended by Broadpoint pursuant to this Agreement in soliciting offers from Target Investors to subscribe for Interests shall be solely within the discretion of Broadpoint.  The Fund Sponsor shall have no claim against Broadpoint if Broadpoint elects not to include on the list of Target Investors one or more persons with which Broadpoint or its affiliates have relationships that might be suitable investors in the Fund, if Broadpoint fails to make any efforts or makes only limited efforts to solicit offers to subscribe for Interests from any Target Investors on such list or if any efforts made by Broadpoint to solicit such offers are unsuccessful.

(h)  Broadpoint will have a reasonable basis to believe immediately prior to making any offer or sale of Interests to any Target Investor that such Target Investor (i) is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, (ii) is a “qualified purchaser,” as such term is defined in Section 2(a)(51) under the Investment Company Act of 1940, as amended, and (iii) meets such other eligibility criteria as are set forth in the Memorandum.”

(i)  Broadpoint will not negotiate on behalf of Fund Sponsor in any negotiations between Fund Sponsor and any of the Target Investors.  Broadpoint shall provide commercially reasonable assistance to the Fund Sponsor and the Fund to obtain and provide information required to be included in any securities law filings required to be made by the Fund or the Fund Sponsor with any governmental authority.  The Fund Sponsor shall be solely responsible for the proper and timely preparation and filing of such securities law filings.

2.  Suspension of Offering.   The provisions of this Agreement relating to the solicitation of offers from Target Investors to purchase Interests may be suspended or terminated at any time by the Fund Sponsor or Broadpoint upon the giving of written notice of such suspension or termination to the other parties hereto.  Without limiting the generality of the foregoing, if Broadpoint gives the Fund Sponsors written notice that it is suspending the solicitation of offers from one or more of the Target Investors identified in that notice, the Fund Sponsors shall promptly cease all efforts to solicit offers from such Target Investors to purchase Interests.  In the event of any suspension or termination prior to the occurrence of the initial closing of any sale of Interests, no party shall have any further obligations to any other party hereto pursuant to the terms of this Agreement.  In the event of any suspension or termination by Broadpoint with respect to one or more Target Investors, the Fund Sponsors agree not to make any further efforts to solicit offers from such Target Investors to purchase Interests.  The representations, warranties and indemnity provisions of this Agreement shall survive any termination or suspension of this Agreement.

3.  Indemnification.

(a)  The Fund Sponsor agrees to indemnify and hold harmless Broadpoint, and its officers, directors, controlling persons, employees and “affiliates” (as defined in Section 3(b) below, and, together with such officers, directors, controlling persons, and employees, “Related Persons”) from and against any loss, liability, damage, cost and expense (including attorneys’ and accountants’ fees and expenses incurred in investigating or defending any demands, claims or lawsuits), including, without limitation, any demands, claims or lawsuits initiated by a Target Investor (or assignee thereof), actually and reasonably incurred arising from (i) any act, omission, activity or conduct undertaken pursuant to this Agreement by or on behalf of the Fund or Fund Sponsor, (ii) a breach by the Fund Sponsor of any representation, warranty or agreement in this Agreement or a breach by or on behalf of the Fund Sponsor of any applicable laws or regulations, or (iii) any actual or alleged misstatement of material fact in the Memorandum or the Fund’s other offering materials provided by the Fund Sponsor or omission from the Memorandum or the Fund’s other offering materials of any statements necessary to make the statement made therein, in light of the circumstances under which they were made, not misleading; provided, in the case of clauses (i) and (ii) above, that the act, omission, activity or conduct that was the basis for such loss, liability, damage, cost or expense was not adjudicated to be the result of willful misconduct or gross negligence on the part of the indemnified party or its Related Persons.

(b)  As used in this Section 3 the term “affiliate” of a person shall mean:        (i) any natural person, partnership, corporation, association, or other legal entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such person; (ii) any partnership, corporation, association, or other legal entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by such person; (iii) any natural person, partnership, corporation, association, or other legal entity directly or indirectly controlling, controlled by, or under common control with, such person; or (iv) any officer, director or partner of such person.

(c)  In case any proceeding (including any governmental investigation) shall be instituted involving a person in respect of which indemnity may be sought pursuant to Section 3(a), the person seeking the indemnity (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to the indemnified party hereunder, except where such omission has materially prejudiced the indemnifying party.  The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party in connection with any proceeding or related proceedings in the same jurisdiction may be liable for the fees and expense of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)  To the extent the indemnification provided for in Section 3(a) above is unavailable to an indemnified party in respect of any losses, liabilities, damages, costs or expenses referred to therein, then each indemnifying party under such paragraph shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, damages, costs or expenses in such proportion as is appropriate to reflect the relative fault of the respective parties, if any, as well as any other relevant equitable considerations in connection with the acts, omissions, activity or conduct that resulted in such losses, liabilities, damages, costs or expenses. If the loss, liability, damage, cost or expense resulted from an untrue statement of material fact or the omission to state a material fact, the relative fault of the respective parties shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such parties and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)  The Fund Sponsor and Broadpoint agree that it would not be just or equitable if contribution pursuant to paragraph (d) above were determined by equal and ratable allocation or by any other method of allocation that does not take account of the equitable considerations referred to in such paragraph.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The remedies provided for in this Section 3 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)  The indemnity and contribution provisions contained in this Section 3 and the representations, warranties and other statements of the Fund Sponsor and Broadpoint contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any of the respective parties or any person controlling any of such parties or by or on behalf of these officers or directors or any person controlling any such parties and (iii) acceptance of and payment for any of the Interests.

(g)  Any indemnification or related obligations of the Fund Sponsor hereunder shall be paid solely from the assets of the Fund Sponsor, and not from the assets of the Fund.

4.  Representations and Warranties by Broadpoint.  Broadpoint represents and warrants to the Fund Sponsor as follows:

(a)  Broadpoint is a duly organized corporation, validly existing and in good standing under the laws of the State of New York, and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where failure to be so qualified would materially adversely affect Broadpoint’s ability to perform its obligations hereunder;

(b)  This Agreement has been duly executed and delivered by Broadpoint and constitutes the legal, valid and binding obligation of Broadpoint, enforceable against Broadpoint in accordance with its terms;

(c)  The execution, delivery and performance of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of or default under any instrument by which Broadpoint is bound or any order, rule or regulation applicable to it or of any court or any governmental body or administrative agency having jurisdiction over it.

(d)  Broadpoint has all licenses and registrations necessary under applicable federal and state laws, rules and regulations, including the rules and regulation of any self-regulatory organization with competent jurisdiction, to provide the services required to be provided by Broadpoint hereunder.  Broadpoint shall promptly notify the Fund Sponsor in the event that Broadpoint ceases to have any such required license or registration and shall thereupon promptly suspend any further solicitations of Target Investors hereunder, in which event Broadpoint shall only be entitled to earn additional carried interest pursuant to Section 7 of that certain Transition Agreement between Broadpoint and the Fund Sponsor executed on the date hereof with respect to Target Investors who have been solicited by Broadpoint prior to such suspension;

(e)  In connection with Broadpoint’s acting as Placement Agent, Broadpoint shall remain in compliance in all material respects at all times with all applicable securities laws, and all other applicable laws, rules and regulations of any jurisdictions in which Broadpoint solicits offers to purchase Interests; and

(f)  The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which would make any of the foregoing incomplete or inaccurate, Broadpoint shall promptly notify the Fund Sponsor of the occurrence of such event.

5.  Representations and Warranties of the Fund Sponsor.  The Fund Sponsor represents and warrants to Broadpoint as follows:

(a)  The Fund Sponsor is duly organized, validly existing and in good standing under the laws of the state of Delaware and in good standing as a foreign limited liability company in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect its ability to perform its obligations hereunder or as described in the Memorandum;

(b)  The Fund Sponsor has all federal and state governmental, regulatory and exchange approvals and licenses, and has effected all filings and registrations with federal and state governmental and regulatory agencies required to conduct its business and to act as described in the Memorandum or required to perform its obligations as described under this Agreement, and the performance of such obligations will not contravene or result in a breach of any provision of the constituent documents of any of the Fund Sponsor;

(c)  This Agreement has been duly executed and delivered by or on behalf of the Fund Sponsor and constitutes the legal, valid, and binding obligation of the Fund Sponsor, enforceable against the Fund Sponsor in accordance with its terms;

(d)  The Fund Sponsor shall file or cause to be filed any necessary regulatory filings with respect to the Fund at the expense of the Fund, including filing Form D with the Securities and Exchange Commission and any state securities laws or “blue sky” filings;

(e)  Since the date as of which information is given in the Memorandum, except as may otherwise be stated in or contemplated by the Memorandum, there has not been any material adverse change in the condition (financial or otherwise), business or prospects of the Fund, whether or not arising in the ordinary course of business;

(f)  Other than as disclosed in the Memorandum, there is not pending or, to the best of any of the Fund Sponsor’s knowledge, threatened any action, suit or proceeding before or by any court or other governmental body to which the Fund Sponsor is a party, or to which any of the assets of the Fund Sponsor is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Fund Sponsor;

(g)  The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein and in the Memorandum will not constitute a breach of, or default under, any instrument by which the Fund Sponsor is bound or any order, rule or regulation applicable to any of the Fund Sponsor of any court or any governmental body or administrative agency having jurisdiction over the Fund Sponsor; and

(h)  The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which would make any of the foregoing incomplete or inaccurate, the Fund Sponsor shall promptly notify Broadpoint of the occurrence of such event.

6.  Representations and Warranties Regarding Fund.  The Fund Sponsor represents and warrants to Broadpoint as follows:

(a)  When formed, the Fund will be duly established and validly existing in its jurisdiction of formation with full power and authority to conduct business within the limits of the Fund’s organizational documents as contemplated by and reflected in the Memorandum;

(b)  The Interests when issued as described in the Fund’s organizational documents will be validly issued and the holders thereof will be entitled to the rights of subscribers therefor subject to the restrictions and conditions contained in the Fund’s organizational documents; and

(c)  The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event shall occur which would make any of the foregoing incomplete or inaccurate, the Fund Sponsor shall promptly notify Broadpoint of the occurrence of such event.

7.  Fund General Partner.  Promptly following the formation of the general partner of the Fund (the “General Partner”), the Fund Sponsor shall cause the General Partner to execute a joinder to this Agreement solely for the purpose of (x) the General Partner making the representations and warranties set forth in Section 6, (y) the General Partner becoming jointly and severally liable with the Fund Sponsor to Broadpoint and the Related Persons for the indemnification obligations of the Fund Sponsor under Section 3 (z) the General Partner representing, by execution of such joinder, that (1) the General Partner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (2) the General Partner has full power and authority to execute and deliver such joinder and to perform its obligations under this Agreement and (3) the performance by the General Partner of its obligations under this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or in the imposition of any lien, charge or encumbrance upon any of the property or assets of the General Partner pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the property or assets of the General Partner are subject, nor will any such action or performance result in a violation of the provisions of the General Partner’s organizational documents or any law, statute, order, rule or regulation of any court or governmental authority or body having jurisdiction over the General Partner.

8.  Placement Fees.  The Transition Agreement describes certain consideration payable to Broadpoint or its affiliates in connection with the actions contemplated by this Agreement.  Other than as described in the Transition Agreement, Broadpoint and its affiliates shall not be entitled to receive any compensation or reimbursement of expenses in connection with the activities contemplated by this Agreement.

9.  Notices.  All statements, requests, and notices hereunder shall be in writing or by telegram if promptly confirmed in writing, and shall be sufficient in all respects if delivered or sent by registered mail:

If to Broadpoint:

Broadpoint Capital, Inc.
One Penn Plaza, 42nd Floor,
New York, New York 10119
Attn: General Counsel

If to the Fund Sponsor:

FA Technology Holding, LLC
100 Federal Street, 33rd Floor
Boston, MA  02110-1822
Attn: Chief Financial Officer

10.  Binding Effect.  This Agreement shall be binding upon, and inure solely to the benefit of Broadpoint, the Fund Sponsor and its respective successors and assigns, and no other person shall acquire or have any rights under or by virtue of this Agreement; provided that, no party may assign its rights and obligations hereunder without first receiving the written consent of the other party hereto.  No Target Investor shall be deemed a successor or assign by reason merely of any purchase of Interests of the Fund.

11.  Amendment.  This Agreement may not be amended except by the express written consent of the parties hereto.

12.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  If any action or proceeding shall be brought by a party to this Agreement or to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit to the jurisdiction of the courts of the State of New York or any Federal court sitting in the County, City and State of New York.  Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any Federal court sitting in the County, City and State of New York.

13.  Counterparts.  This Agreement may be executed by any one or more of the parties hereto in any number of counterparts (including by way of facsimile), each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto as of the date first written above.

                              BROADPOINT CAPITAL, INC.

By: /s/ Lee Fensterstock
Name: Lee Fensterstcok
Title:   Chief Executive Officer

FA TECHNOLOGY HOLDING, LLC

By: /s/ Gregory A. Hulecki
Name: Gregory A. Hulecki
Title:   Member